SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a party other than the registrant ☐

Check the appropriate box:
☐ Preliminary proxy statement.
☐ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
☑ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material pursuant to Rule 14a-12

CREDIT ACCEPTANCE CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

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☐
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL #1 - ELECTION OF DIRECTORS COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE 2010 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END
2010 OPTION EXERCISES AND STOCK VESTED
2010 NONQUALIFIED DEFERRED COMPENSATION TABLE POTENTIAL PAYMENTS ON TERMINATION/CHANGE IN CONTROL
2010 DIRECTOR COMPENSATION PROPOSAL #2 - ADVISORY VOTE ON EXECUTIVE COMPENSATION PROPOSAL #3 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND TRANSACTIONS
PROPOSAL #4 - RATIFICATION OF GRANT THORNTON
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS MATTERS
SHAREHOLDER PROPOSALS AND NOMINEES FOR 2012 ANNUAL MEETING ANNUAL REPORT ON FORM 10-K

Credit Acceptance Corporation
25505 West Twelve Mile Road
Southfield, Michigan 48034-8339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

to be held May 19, 2011
_______________

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Credit Acceptance Corporation, a Michigan corporation, will be held at its principal executive offices, 25505 West Twelve Mile Road, Southfield, Michigan 48034, on Thursday, May 19, 2011, at 8:00 a.m., local time, for the following purposes:

(a)	Election of five directors to serve until the 2012 Annual Meeting of Shareholders;

(b)	Advisory vote on executive compensation;

(c)	Advisory vote on the frequency of future advisory votes on executive compensation;

(d)	Ratification of the selection of Grant Thornton LLP as Credit Acceptance Corporation’s independent registered public accounting firm for 2011; and

(e)	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record on March 24, 2011 will be entitled to notice of and to vote at this meeting.  You are invited to attend the meeting.  Whether or not you plan to attend in person, please cast your vote.  On April 7, 2011, Credit Acceptance Corporation mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2011 proxy statement and 2010 annual report and vote online.  You may also request a paper proxy statement and proxy card to submit your vote by mail, if you prefer.  We encourage you to vote via the Internet.  It is convenient and saves us significant postage and processing costs.   The Proxy is revocable and will not affect your right to vote in person if you are a shareholder of record and attend the meeting.

By Order of the Board of Directors,
Charles A. Pearce
Chief Legal Officer and Corporate Secretary

Southfield, Michigan
April 7, 2011

Credit Acceptance Corporation

 PROXY STATEMENT

Annual Meeting of Shareholders to be held May 19, 2011

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Credit Acceptance Corporation, a Michigan corporation (the “Company”, “Credit Acceptance”, “we”, “our”, or “us”), to be used at the Annual Meeting of Shareholders of Credit Acceptance (the “Annual Meeting”) to be held on Thursday, May 19, 2011, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.  This Proxy Statement and the enclosed form of Proxy were first sent or given to security holders on or about April 7, 2011.

Only shareholders of record at the close of business on March 24, 2011 (the “Record Date”) will be entitled to vote at the meeting or any adjournment or postponement thereof.  Each holder of the 25,559,464 issued and outstanding shares of our common stock (the “Common Stock”) on the Record Date is entitled to one vote per share.  The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.

Under rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are now furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies of those materials to each shareholder.  If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one.  Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet.  If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

A proxy may be revoked at any time before it is exercised by giving a written notice to our Corporate Secretary bearing a later date than the proxy, by submitting a later-dated proxy or, if you are a shareholder of record or hold legal authority from a shareholder of record, by voting the shares represented by the proxy in person at the Annual Meeting.  Unless revoked, the shares represented by each duly executed, timely delivered proxy will be voted in accordance with the specifications made.  If no specifications are made on a duly executed, timely delivered proxy, such shares will be voted FOR the election of directors named in this Proxy Statement, FOR the advisory proposal to approve our executive compensation program, FOR an advisory vote providing that future advisory votes to approve our executive compensation will occur EVERY YEAR, and FOR ratifying the selection of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for 2011. The Board does not intend to present any other matters at the Annual Meeting.  However, should any other matters properly come before the Annual Meeting, it is the intention of such proxy holders to vote the proxy in accordance with their best judgment to the extent permitted by law.

Directors are elected by a plurality of the votes cast at the Annual Meeting.  The approval of an advisory vote on executive compensation requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon.  For the approval of the frequency of the advisory vote on executive compensation, the option receiving the highest number of votes will be the frequency that shareholders approve on an advisory basis.  The ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2011 requires the affirmative vote of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote thereon.

If you own shares through a bank or broker in street name, you may instruct your bank or broker how to vote your shares. “Broker non-votes” occur when a bank, broker or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary power to vote on that matter.  The ratification of independent registered public accountants is considered a routine matter, and therefore your bank or broker will have discretionary authority to vote your shares held in street name on this proposal.  The election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of future executive compensation advisory votes are not considered routine matters, and therefore your bank or broker will not have discretionary authority to vote your shares held in street name on those proposals.

Shareholders who withhold their vote or abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting and counted for purposes of determining a quorum.  Withheld votes will be excluded entirely from the vote on the election of directors and will therefore have no effect on the election.  Abstentions are not considered a vote “for” or “against” a proposal and will be excluded entirely from the vote related to the advisory vote on executive compensation, and the ratification of the selection of Grant Thornton as our independent registered public accounting firm for 2011 and, because the approval of such proposals requires the affirmative vote of a majority of the votes cast at the Annual Meeting, abstentions will have the same effect as a vote against such proposals.  Abstentions will be excluded entirely from the vote related to the advisory vote on the frequency of future executive compensation advisory votes and therefore will not affect the outcome of the vote.

The expenses of soliciting proxies will be paid by Credit Acceptance.  In addition to solicitation by mail, our officers and employees, who will receive no extra compensation therefore, may solicit proxies personally or by telephone.  We will reimburse brokerage houses, custodians, nominees and fiduciaries for their expense in mailing proxy materials to shareholders.

COMMON STOCK OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 24, 2011 concerning beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table, by all directors and executive officers as a group, and by all other beneficial owners of more than 5% of the outstanding shares of Common Stock.  The number of shares beneficially owned is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on March 24, 2011 or within 60 days thereafter through the exercise of any stock option or other right.  Unless otherwise indicated, each holder has sole investment and voting power with respect to the shares set forth in the following table.

Name	Number of Shares Beneficially Owned		Percent of Outstanding Shares (1)
Donald A. Foss	13,901,292	(a)	54.4%
Brett A. Roberts	149,299	(b)	*
Steven M. Jones	15,788	(b)	*
John P. Neary	1,264	(b)	*
Kenneth S. Booth	14,279	(b)	*
Glenda J. Flanagan	104,000	(b)	*
Thomas N. Tryforos	498,573	(c)	2.0%
Scott J. Vassalluzzo	4,192,300	(d)	16.4%
All Directors and Executive Officers as a Group (11 persons)	18,997,335	(e)	73.8%
Thomas W. Smith	5,030,891	(d)	19.7%
Steven M. Fischer	3,802,045	(d)	14.9%
Allan V. Apple	3,724,671	(a)	14.6%
Idoya Partners L.P.	1,888,097	(d)	7.4%
Prescott Associates L.P.	1,830,101	(d)	7.2%

*	Less than 1%.

(1)
In accordance with SEC regulations, the percentage calculations are based on 25,559,464 shares of common stock issued and outstanding (including unvested time-based restricted stock) as of March 24, 2011 plus shares of common stock which may be acquired pursuant to exercisable options, within 60 days of March 24, 2011, by each individual or group listed in (b).

(a)	Shares beneficially owned by Messrs. Foss and Apple consist of the following:

Name	Sole Voting and Dispositive Power		Shared Voting and Dispositive Power		Other		Total
Donald A. Foss	2,793,614		83,166	(iv)	3,636,435	(v)	6,513,215
	441,164	(i)	-		-		441,164
	3,289,871	(ii)	-		-		3,289,871
	3,657,042	(iii)	-		-		3,657,042
	10,181,691		83,166		3,636,435		13,901,292

Allan V. Apple	3,724,671	(vi)	-		-		3,724,671

(i)
Pursuant to an agreement with Comerica Bank dated February 28, 2011, a portion of these shares will be held as collateral in a loan facility at Comerica Bank beginning on July 1, 2011 (such portion to be based on the market price of our common stock on July 1, 2011).

(ii)
Karol A. Foss, as the Trustee of the Karol A. Foss Revocable Trust Under Agreement dated January 16, 1981, as amended and restated on January 26, 1984, June 28, 1990, December 10, 1997 and April 1, 2005, is the record owner of these shares.  Mr. Foss has sole voting power and dispositive power of such shares pursuant to an agreement dated December 6, 2001 which expires December 6, 2013.

(iii)
Jill Foss Watson, as the Trustee of the Jill Foss Watson Trust Under Agreement dated March 28, 2007, and the Karol A. Foss Irrevocable Grandchildren’s Trust dated December 22, 2008 is the record owner of these shares.  Mr. Foss has sole voting power and dispositive power.

(iv)	Shares are owned by a limited liability company in which Mr. Foss has a 20% interest.

(v)
Shares are held by The Donald A. Foss 2009 Annuity Trust dated September 3, 2009, by the Donald A. Foss 2010 Annuity Trust dated May 20, 2010, and by the Donald A. Foss 2011 Annuity Trust dated January 13, 2011, Mr. Apple as the Trustee, for the benefit of Mr. Foss as annuitant and his children as remainderman.  Mr. Foss does not have any voting power or dispositive power.

(vi)
Shares are held by The Donald A. Foss 2009 Annuity Trust dated September 3, 2009, by the Donald A. Foss 2010 Annuity Trust dated May 20, 2010, by the Donald A. Foss 2010 Annuity Trust #2 dated December 21, 2010, and by the Donald A. Foss 2011 Annuity Trust dated January 13, 2011, Mr. Apple as the Trustee, for the benefit of Mr. Foss as annuitant and his children and son’s nephew as remaindermen.  Mr. Foss does not have any voting power or dispositive power.

The business address of Messrs. Foss and Apple is 25505 West Twelve Mile Road, Southfield, Michigan 48034.

(b)
Includes shares which the individual has the right to acquire upon exercise of employee or director stock options and restricted shares as to which the individual has voting power but which are subject to forfeiture and restrictions on transfer until the related vesting conditions have been satisfied, as follows:

Name	Stock Options	Time Based Restricted Stock
Brett A. Roberts	31,003	-
Steven M. Jones	-	9,331
John P. Neary	-	1,264
Kenneth S. Booth	4,805	1,942
Glenda J. Flanagan	100,000	-
All Directors and Executive Officers as a Group (11 persons)	190,808	15,172

(c)	Mr. Tryforos shares power to dispose of 27,773 shares owned by others but has no voting rights with regard to those shares.

(d)
Messrs. Vassalluzzo, Smith, and Fischer are each a general partner in Idoya Partners L.P. and Prescott Associates L.P., both New York limited partnerships.  Idoya Partners L.P. and Prescott Associates L.P. have the sole power to vote or direct the vote and dispose of or to direct the disposition of 1,888,097 shares and 1,830,101 shares, respectively.  These amounts are included in the table below as shares beneficially owned by Messrs. Vassalluzzo, Smith, and Fischer, as they have shared voting and dispositive power.  A reconciliation of the number of shares beneficially owned by Messrs. Vassalluzzo, Smith, and Fischer, based on information obtained directly from these individuals as of March 24, 2010, follows:

Name	Shared Voting and Dispositive Power	Sole Voting and Dispositive Power	No Voting and Shared Dispositive Power	Total
Scott J. Vassalluzzo	3,985,545	57,758	148,997	4,192,300
Thomas W. Smith	4,161,645	869,246	-	5,030,891
Steven M. Fischer	3,802,045	-	-	3,802,045

The business address of Idoya Partners L.P., Prescott Associates L.P., and Messrs. Vassalluzzo, Smith, and Fischer is 323 Railroad Avenue, Greenwich, Connecticut 06830.

(e)	Includes shares referenced in (a), (b), and (c), above. Additionally, includes shares referenced in (d) related to Mr. Vassalluzzo, above.

PROPOSAL #1 - ELECTION OF DIRECTORS

Description of Nominees

Five directors, constituting the entire Board, are to be elected at the Annual Meeting.  Each director holds office until the next annual meeting of shareholders and until his or her successor has been elected and qualified.  The nominees named below have been selected by the Board.  If, due to circumstances not now foreseen, any of the nominees named below will not be available for election, the proxies will be voted for such other person or persons as the Board may select.  Each of the nominees is currently a director of Credit Acceptance.

The following sets forth information as to each nominee for election at the Annual Meeting, including their age, present principal occupation, other business experience during the last five years, directorships in other publicly-held companies, membership on committees of the Board and period of service as a director of Credit Acceptance.  The Board recommends a vote FOR each of the nominees for election.  Executed proxies will be voted FOR the election of director nominees unless shareholders specify otherwise in their proxies.  The election of directors requires a plurality of the votes cast, so that only votes cast “for” directors are counted in determining which directors are elected.  The five directors receiving the most “for” votes will be elected.  Withheld votes will be treated as shares present for purposes of determining the presence of a quorum but will have no effect on the vote for the election of directors.

Donald A. Foss; age 66; Chairman of the Board of Directors.

Mr. Foss is our founder and principal shareholder, in addition to owning and operating companies engaged in the sale of used vehicles.  He was formally named Chairman of the Board of Directors and Chief Executive Officer of Credit Acceptance in March 1992 and vacated the Chief Executive Officer position effective January 1, 2002.

Glenda J. Flanagan; age 57; Executive Vice President and Chief Financial Officer, Whole Foods Market, Inc.

Ms. Flanagan is the Executive Vice President and Chief Financial Officer of Whole Foods Market, Inc., the largest natural and organic foods supermarket retailer in the United States. Ms. Flanagan joined Whole Foods Market in 1988 as Chief Financial Officer, prior to which she held positions in public accounting, retail and business consulting.  Ms. Flanagan became a director of Credit Acceptance in March 2004.  She is also a director of Golfsmith International Holdings, Inc.

Brett A. Roberts; age 44; Chief Executive Officer.

Mr. Roberts joined Credit Acceptance in 1991 as Corporate Controller and was named Assistant Treasurer in March 1992 and Vice President-Finance in April 1993.  He was named Chief Financial Officer and Treasurer in August 1995.  He was named Executive Vice President and Chief Financial Officer in January 1997, Co-President in January 2000, Executive Vice President of Finance and Operations in October 2000, Chief Operating Officer in January 2001, and Chief Executive Officer in January 2002. Mr. Roberts assumed the position of President from September 2006 until April 2007.  Mr. Roberts became a director of Credit Acceptance in March 2002.

Thomas N. Tryforos; age 51; Private Investor.

Mr. Tryforos is presently a private investor.  Between May 1991 and September 2004, Mr. Tryforos was employed as a General Partner at Prescott Investors, Inc., a private investment firm based in Connecticut.  Mr. Tryforos became a director of Credit Acceptance in July 1999.

Scott J. Vassalluzzo; age 39; General Partner, Prescott Investors, Inc.

Mr. Vassalluzzo is a General Partner at Prescott Investors, Inc., a private investment firm.  Mr. Vassalluzzo joined Prescott Investors in 1998 as an equity analyst and became a General Partner in 2000.  Prior to 1998, Mr. Vassalluzzo worked in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers LLP) and received a certified public accountant certification.  Mr. Vassalluzzo became a director of Credit Acceptance in March 2007.

Other Executive Officers

Steven M. Jones; age 47; President.

Mr. Jones joined Credit Acceptance in October 1997 as Manager of the Debt Recovery Department for Credit Acceptance Corporation UK Limited, in which position he served until November 1999 when he was named Deputy Managing Director, Credit Acceptance Corporation UK Limited. In December 2001, he was named Managing Director Credit Acceptance Corporation UK Limited in which he was responsible for the operations of our United Kingdom business segment. Mr. Jones was named Chief Administrative Officer in November 2003, Chief Analytics Officer in December 2004, Chief Originations Officer in June 2006, and to his present position in April 2007.  Mr. Jones also assumed the responsibilities of Chief Operating Officer in February 2008.

John P. Neary; age 34; Chief Information Officer.

Mr. Neary joined Credit Acceptance in August 2004 as a Senior Business Analyst.  He was named Manager, Servicing Systems in May 2005.  Mr. Neary left the Company in July 2006 and became a Senior Project Manager for RWD Technologies.  In February 2007, Mr. Neary rejoined Credit Acceptance as Director - DPSC Policy Compliance & Process.  He was named Vice President – Operations Improvement in October 2007, Senior Vice President – Operations Improvement in October 2008, and to his current position as Chief Information Officer in August 2010.

Kenneth S. Booth; age 43; Chief Financial Officer.

Mr. Booth joined Credit Acceptance in January 2004 as Director of Internal Audit. He was named Chief Accounting Officer in May 2004 and to his present position in December 2004. From August 1991 until joining us, Mr. Booth worked in public accounting, most recently as a senior manager at PricewaterhouseCoopers LLP.

Douglas W. Busk; age 50; Senior Vice President and Treasurer.

Mr. Busk joined Credit Acceptance in November 1996 as Vice President and Treasurer.  He was named Chief Financial Officer in January 2000.  Mr. Busk served as Chief Financial Officer and Treasurer until August 2001, when he was named President of our Capital Services unit.  He resumed his duties as Chief Financial Officer and Treasurer in December 2001 and has been in his present position since May 2004.

Michael W. Knoblauch; age 47; Senior Vice President – Loan Servicing.

Mr. Knoblauch joined Credit Acceptance in 1992.  He served as our collection manager from May 1994 to August 1995.  He was named Vice President — Collections in August 1995, Chief Operating Officer in July 1999, Co-President in January 2000, President in October 2000, Chief Operating Officer in January 2002, and to his present position in February 2008.

Charles A. Pearce; age 46; Chief Legal Officer and Corporate Secretary.

Mr. Pearce joined Credit Acceptance in January 1996 as General Counsel.  He was named Vice President — General Counsel in January 1997; Vice President — General Counsel and Corporate Secretary in June 1999 and to his present position in December 2004.

Leadership Structure of the Board

The Board is responsible for evaluating and determining our optimal leadership structure so as to provide independent oversight of management.  The Board has the authority to combine or separate the positions of Chairman and Chief Executive Officer as well as determine whether, if the positions are separated, the Chairman is an affiliated director or an independent director.  Since January 1, 2002, we have separated the positions of Chairman and Chief Executive Officer.  Mr. Foss serves as Chairman of the Board due to his extensive knowledge relating to our line of business and experience with us, which continue to be invaluable to the Board.  Mr. Roberts serves as our Chief Executive Officer due to his in-depth knowledge of the Company and his ability to provide strategic guidance to our business operations.  The Board periodically reviews our leadership structure to determine if it is still appropriate in light of current corporate governance standards, market practices, our specific circumstances and needs, and any other factors that may be relevant to the discussion.  While the Board does not have a lead independent director, the three independent directors on the Board meet separately regularly and rotate responsibility for chairing these separate sessions of the independent directors.  The Board believes that the current Board leadership structure is the most appropriate for us and our shareholders at this time.

Risk Oversight of the Board

It is management’s responsibility to manage risk and bring to the Board’s attention our most material risks.  The Board has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us.  The Audit Committee regularly reviews our significant risks and exposures and assesses the steps management has taken to minimize such risk.

Meetings and Committees of the Board

The Board held eight meetings during 2010.  All directors attended all meetings of the Board and committees of the Board on which he or she served during 2010.  Directors are expected to use their best efforts to be present at the annual meeting of shareholders.  All of our directors who were serving at such time of the 2010 Annual Meeting attended the 2010 Annual Meeting.

Standing committees of the Board include the Executive Compensation Committee, the Audit Committee and the Nominating Committee.  The members of each of the committees during 2010 were Messrs. Tryforos and Vassalluzzo and Ms. Flanagan.  Messrs. Tryforos and Vassalluzzo and Ms. Flanagan were determined to be “independent directors” as defined in Marketplace Rule 4200(a)(15) of The Nasdaq Stock Market (“Nasdaq”).

The Board has adopted charters for each of the three standing committees.  The charters are available on our website at creditacceptance.com through the “Corporate Governance” link on the “Investor Relations” page.

The Executive Compensation Committee held five meetings in 2010.  The Executive Compensation Committee’s principal responsibilities include: (a) reviewing and approving on an annual basis the compensation of all our executive officers, (b) making recommendations to the Board regarding compensation of non-employee directors, and (c) reviewing and administering all benefit plans pursuant to which our securities (including stock options, restricted share grants, and restricted share unit awards) are granted to our executive officers or directors.

The Nominating Committee held four meetings in 2010.  The Nominating Committee’s principal responsibilities include: (a) establishing criteria for the selection of new Board members and conducting searches and interviews for individuals qualified to become Board members; (b) making recommendations to the Board regarding director nominees for the next annual meeting of shareholders from the pool of identified qualified individuals; and (c) recommending to the Board which directors should serve on the various committees of the Board.  The Nominating Committee may use various methods to identify director candidates, including recommendations from existing Board members, management, shareholders, search firms and other outside sources.  The Nominating Committee does not have a formal policy of considering diversity in identifying potential director nominees, but believes that diversity, in skills, experience, perspective and background, is an important contributing factor to an effective decision-making process.  Director candidates need not possess any specific minimum qualifications, rather, a candidate’s suitability for nomination and election to the Board will be evaluated in light of the diversity of skills, experience, perspective and background required for the effective functioning of the Board, as well as our strategy and regulatory and market environments.  All nominees are currently directors of Credit Acceptance.  When considering whether the nominees have the experience, attributes and skills to serve as a director, the Board focused primarily on the biographical information set forth above.  In particular with respect to Mr. Foss, the Board considered his extensive knowledge relating to our line of business and experience with us.  With respect to Mr. Roberts, the Board considered his in-depth knowledge of the Company and his ability to provide strategic guidance to our business operations.  With respect to Ms. Flanagan, the Board considered her significant management experience, expertise, and background with regard to accounting and financial matters.  With respect to Mr. Tryforos, the Board considered his experience on our Board and his background with regard to investing and financial matters.  With respect to Mr. Vassalluzzo, the Board considered his expertise and background with regard to investing and financial matters.  The Nominating Committee will consider candidates recommended by shareholders using the same procedures and standards utilized for evaluating candidates recommended by other sources.  See “Shareholder Proposals and Nominees for 2012 Annual Meeting” for a description of the procedures for shareholders to submit recommendations of candidates for director.

The Audit Committee met ten times in 2010.  The Audit Committee’s principal responsibilities include: (a) overseeing the integrity of our financial statements and financial reporting process, and our systems of internal accounting and financial controls; (b) overseeing the annual independent audit of our financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (c) overseeing our disclosure controls and procedures; (d) overseeing whistleblower procedures (e) approving in advance all audit services and to ensure that a written statement is received from the external auditors setting forth all relationships with us; (f) reviewing and approving any related party transactions; (g) periodically meeting with the Chief Legal Officer and Corporate Secretary and the appropriate legal staff to review our material legal affairs; and (h) acting as the Qualified Legal Compliance Committee.  The Board has determined that each of the members of the Audit Committee is “independent”, as independence is defined in the applicable Nasdaq and SEC rules for Audit Committee members.  The Board has also determined that Mr. Tryforos, Mr. Vassalluzzo and Ms. Flanagan are “audit committee financial experts” as defined by applicable SEC rules and that each of the Audit Committee members satisfies all other qualifications for Audit Committee members set forth in the applicable Nasdaq and SEC rules.

Report of the Audit Committee

In accordance with its written charter, the Audit Committee provides assistance to the Board in fulfilling its responsibility to the shareholders, potential shareholders and investment community relating to oversight of the independent auditors, corporate accounting, reporting practices and the quality and integrity of our financial reports.

In discharging its oversight responsibility as to the audit process, the Audit Committee received from the independent auditors and reviewed a formal written statement describing all relationships between the auditors and us that might reasonably be thought to bear on the auditors’ independence consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and discussed with the auditors any relationships that may reasonably be thought to impact their objectivity and independence and satisfied itself as to the auditors’ independence.

The Audit Committee discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee reviewed and discussed with management and the independent auditors our audited financial statements as of and for the fiscal year ended December 31, 2010 and the independent auditors’ evaluation of our internal control over financial reporting.

Based on the above-mentioned reviews and discussions with management and the independent auditors, the Audit Committee recommended to the Board that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC.  The Audit Committee also reappointed Grant Thornton as the independent auditors for the fiscal year ended December 31, 2011.

AUDIT COMMITTEE:

Glenda J. Flanagan
Thomas N. Tryforos (Chair)
Scott J. Vassalluzzo

Shareholder Communications with the Board

Shareholders desiring to communicate with the Board or any individual director may call 1-866-396-0556 or e-mail the Board by going to our website at ir.creditacceptance.com/contactboard.cfm.  Telephone calls will be taped and summarized by the third party provider which monitors the hotline service.  A summary of the calls received will be sent to the Chief Legal Officer and Corporate Secretary, the Vice President Internal Audit and Compliance, the Chairman of the Audit Committee, and to any director to whom communications are addressed.  Communications submitted to the Board through our website will be received by our Chief Legal Officer and Corporate Secretary, the Vice President - Internal Audit and Compliance, the Chairman of the Audit Committee, and any directors to whom the communication was addressed.

Codes of Ethics

We have adopted codes of ethics that apply to our directors, executive officers and other employees.  The codes of ethics are available on our website at creditacceptance.com through the “Corporate Governance” link on the “Investor Relations” page.  Shareholders may also obtain a written copy of the codes of ethics, without charge, by sending a written request to the Investor Relations Department, Credit Acceptance Corporation, P.O. Box 513, Southfield, Michigan 48034.  We intend to disclose any amendments to, or waivers from, the provisions of the codes of ethics applicable to our directors or executive officers on our website.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation of Executive Officers

The following Compensation Discussion and Analysis describes the elements of compensation for the following individuals, collectively referred to as the “named executive officers”:

•	Donald A. Foss, Chairman of the Board;
•	Brett A. Roberts, Chief Executive Officer;
•	Steven M. Jones, President;
•	John P. Neary, Chief Information Officer; and
•	Kenneth S. Booth, Chief Financial Officer.

General Philosophy

Our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain individuals that will drive business success; and
•	Provide appropriate incentives that reward outstanding financial performance and align the interests of executives and shareholders.

We accomplish these objectives through compensation programs that:

•	Contain a significant component tied to individual and Company performance;
•	Provide competitive overall compensation if performance objectives are achieved; and
•	Encourage participants to act as owners.

Overall Process

The Executive Compensation Committee (the “Compensation Committee”) oversees and approves our overall compensation strategy and determines all aspects of compensation for our Chief Executive Officer and Chairman.  The Compensation Committee determines compensation for other named executive officers after considering recommendations supplied by our Chief Executive Officer.

The Compensation Committee periodically reviews all aspects of executive compensation and determines if existing plans are effective in meeting the objectives described above.  Such reviews are typically conducted at the first meeting of each fiscal year.  From time to time, the Compensation Committee may make modifications to existing plans or adopt new plans.

Compensation – Mr. Roberts, Chief Executive Officer

Compensation for Mr. Roberts, our Chief Executive Officer, includes a base salary and equity-based incentive compensation.

Base salaries at all levels in the organization are designed to provide a level of basic compensation and allow us to recruit and retain qualified team members.  Mr. Roberts’ base salary was determined by the Compensation Committee after considering the following:

•	The performance of Credit Acceptance over Mr. Roberts’ tenure as Chief Executive Officer;
•	An assessment of Mr. Roberts’ individual performance;
•	Market data;
•	Internal benchmarks; and
•	Other components of Mr. Roberts’ total compensation plan.

In February 2011, the Compensation Committee determined that Mr. Roberts’ annual base salary of $800,000 for 2010 will remain unchanged for 2011 based on the determination that his overall compensation plan did not require any adjustment and is working as intended.  Mr. Roberts’ annual base salary has been maintained at its current level since February 2007.

The principal component of Mr. Roberts’ incentive compensation plan is comprised of restricted stock unit (“RSU”) awards.  On February 22, 2007, the Compensation Committee approved an award of 300,000 RSUs to Mr. Roberts.  Each RSU represents and has a value equal to one share of our common stock.  The RSUs will vest over a five year period starting in 2007, based upon the compounded annual growth rate in our adjusted economic profit.  Adjusted economic profit measures how efficiently we utilize our total capital, both debt and equity.  Management uses adjusted economic profit to assess our performance as well as to make capital allocation decisions.  Management believes this measure is important to shareholders because it allows shareholders to compare the returns we earn by investing capital in our core business with the return they could expect if we returned capital to shareholders and they invested in other securities.  Adjusted economic profit is defined, for the purposes of the RSU vesting calculation, as net income (adjusted for non-recurring items and certain non-US GAAP adjustments, as included in our earnings releases, and adjustments to reflect carrying costs of stock options) less a cost of capital.  The cost of capital includes a cost of debt and a cost of equity.  The cost of equity is determined based on a formula that considers the risk of the business (assessed at 5% + the average 30 year treasury rate) and the risk associated with our use of debt.  The actual formula utilized for determining the cost of equity is as follows: (the average 30 year treasury rate + 5%) + [(1 – tax rate) x (the average 30 year treasury rate + 5% - the pre-tax average cost of debt rate) x (average debt/(average equity + average debt x tax rate)].  Each year, 20% of the grant is eligible to vest.

In 2010, under the formula described above, the compounded annual growth rate in adjusted economic profit was greater than 10%, so 100% of the 60,000 RSUs eligible to vest were vested upon the approval of the Compensation Committee in February 2011.  As of the Record Date, 240,000 of the 300,000 RSUs awarded to Mr. Roberts have vested.  Vested RSUs will be distributed to Mr. Roberts on February 22, 2014.  From 2007 through 2011 (the “performance period”), we will credit Mr. Roberts, on each date that we pay a cash dividend to holders of common stock generally, an additional number of RSUs equal to the total number of whole RSUs and additional share units previously credited multiplied by the dollar amount of the cash dividend paid per share of common stock by us on such date, divided by the closing price of a share of common stock on such date.  No such dividends were credited in 2010.  Mr. Roberts will not have voting rights associated with the vested RSUs until the distribution date.

The Compensation Committee believes that the RSUs granted to Mr. Roberts appropriately align his compensation with the interests of shareholders as a result of the following:

•	The financial rewards will only be received if long-term adjusted economic profit increases over time;
•	The amount of compensation received will be proportionate to the amount of shareholder wealth created as measured by the share price; and
•	The RSU award is long-term in nature, which will incentivize Mr. Roberts to take actions that will benefit shareholders longer-term.

In addition to the RSU award described above, stock options granted to Mr. Roberts in previous years continue to impact the amount of compensation to be earned in 2010 and beyond.  The following table summarizes the vested and exercisable options remaining from these grants as of December 31, 2010:

Vested and Exercisable Options (#)	Exercise Price ($)	Expiration Date
40,494	$9.250	01/02/12
40,509	9.885	01/02/12

The options listed in the table above were granted in prior years with vesting provisions linked to improvements in adjusted economic profit and adjusted earnings per share.  These vesting targets were achieved.  Fully vested options can be exercised by Mr. Roberts at his discretion, where the options continue to provide a financial incentive linked to any future share price appreciation.

The allocation between cash and equity compensation, and between short- and long-term incentives, was determined based on the discretion of the Compensation Committee.  The ultimate allocation will depend on our future performance and future changes in our share price.  If vesting targets are achieved, it is likely that a substantial percentage of the amount realized will be from long-term, equity-based incentives, which is consistent with the philosophy of the Committee that executive compensation should be linked to long-term shareholder value.  Since a substantial portion of the amounts to be realized by Mr. Roberts will not be distributed until 2014, the Committee believes this plan creates an incentive for Mr. Roberts to take actions and make decisions that will benefit us over a long-term time period.  Such incentives are believed to be appropriate given the nature of the duties and responsibilities assigned to the Chief Executive Officer.

Mr. Roberts also maintains a substantial ownership stake in Credit Acceptance.  As of the Record Date, Mr. Roberts owned 118,296 shares of our common stock.

Compensation – Mr. Foss, Chairman of the Board

Mr. Foss’ base salary and performance is reviewed on an annual basis by the Compensation Committee.  Mr. Foss does not receive any form of incentive compensation due to his significant ownership percentage of Credit Acceptance.  In February 2011, the Compensation Committee determined that Mr. Foss’ annual base salary of $475,000 for 2010, which compensates him for the services that he renders to us during the year, will remain unchanged for 2011.  Mr. Foss’ base salary has remained at this level since 1998.

Compensation – Other Named Executive Officers

Base Salaries.  Base salaries at all levels in the organization are designed to provide a level of basic compensation and allow us to recruit and retain qualified team members.  Base salaries are determined by the Compensation Committee after reviewing recommendations supplied by our Chief Executive Officer.  The recommendations were based on the following factors:

•	The performance of Credit Acceptance;
•	An assessment of the named executive officer’s individual performance;
•	Market data;
•	Internal benchmarks;
•	Other non-equity and equity compensation components of the named executive officer’s total compensation plan; and
•	Roles and responsibilities for each named executive officer.

In February 2011, the Compensation Committee determined 2011 base salaries for the other named executive officers.  Based on the criteria stated above, the following base salary changes were made:  Mr. Jones’ annual base salary increased from $551,250 to $578,813; Mr. Neary’s annual base salary increased from $350,000 to $376,250; and Mr. Booth’s annual base salary increased from $358,312 to $376,229.

Incentive Compensation – Mr. Jones, President.  The principal component of Mr. Jones’ incentive compensation plan is comprised of RSU awards.  On October 2, 2008 and March 27, 2009, the Compensation Committee approved awards of 100,000 and 50,000 RSUs, respectively, to Mr. Jones.  The RSUs have the same terms as those granted to Mr. Roberts, as described above, with the exception of the performance period and the distribution date.  The RSUs granted to Mr. Jones will vest based on adjusted economic profit results for 2009 through 2013 and vested RSUs will be distributed on February 22, 2016.  In 2010, under the formula described above, the compounded annual growth rate in adjusted economic profit was greater than 10%, so 100% of the 30,000 RSUs eligible to vest were vested upon the approval of the Compensation Committee in February 2011.  As of the Record Date, 60,000 of the 150,000 RSUs awarded to Mr. Jones have vested.

Incentive Compensation – Mr. Neary, Chief Information Officer and Mr. Booth, Chief Financial Officer.  The incentive compensation plan for Mr. Neary, our Chief Information Officer, and Mr. Booth, our Chief Financial Officer, attempts to balance individual performance with overall annual and long-term Company performance and is comprised of RSU awards and annual cash bonuses.

On November 13, 2008, Mr. Neary was awarded 25,000 RSUs and Mr. Booth was awarded 22,500 RSUs.  The RSUs granted to Messrs. Neary and Booth have the same terms as those granted to Mr. Roberts, as described above, with the exception of the performance period and distribution date.  The RSUs will vest based on adjusted economic profit results for 2009 through 2013 and vested RSUs will be distributed on February 22, 2016.  In 2010, under the formula described above, the compounded annual growth rate in adjusted economic profit was greater than 10%, so 100% of the 5,000 and 4,500 RSUs eligible to vest for Messrs. Neary and Booth were vested, respectively, upon the approval of the Compensation Committee in February 2011.  As of the Record Date, 10,000 of the 25,000 RSUs awarded to Mr. Neary and 9,000 of the 22,500 RSUs awarded to Mr. Booth have vested.

The potential cash bonus awards were set based on a review of market data and internal benchmarks and range from 0% to 60% of the recipient’s base salary based on a combination of Company performance and the individual’s performance rating.  Company performance is measured through the annual increase in adjusted economic profit and determines the range of possible cash bonus awards.  If growth from the prior year in adjusted economic profit, as disclosed in our annual earnings release, exceeds 10%, the cash bonus ranges from 0% to 60%.  If growth in adjusted economic profit is greater than 0% but less than 10%, the cash bonus ranges from 0% to 45%.  If adjusted economic profit in 2010 falls below that achieved in 2009, the cash bonus ranges from 0% to 30%.  In 2010, growth in adjusted economic profit exceeded 10%.  Individual performance is assessed twice per year through a formal performance review.  Mr. Neary and Mr. Booth each have defined duties and responsibilities related to their role in the organization and the annual review assesses the named executive officer’s performance for the full year and determines the amount of the cash bonus within the range established, as described above.  Within the range established by the growth in adjusted economic profit, the actual amount awarded depends entirely on the individual’s performance rating.  For 2010, Messrs. Neary and Booth earned cash bonus amounts of $175,000 and $143,325, respectively, which were paid out in February 2011.

The Compensation Committee believes that the RSUs granted to Messrs. Jones, Neary, and Booth appropriately align their compensation with the interests of shareholders as a result of the following:

•	The financial rewards will only be received if long-term adjusted economic profit increases over time;
•	The amount of compensation received will be proportionate to the amount of shareholder wealth created as measured by the share price; and
•	The RSU awards are long-term in nature, which will incentivize Messrs. Jones, Neary, and Booth to take actions that will benefit shareholders longer-term.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts the deductibility of executive compensation paid to our Chief Executive Officer and any of the four other most highly compensated executive officers at the end of any fiscal year to not more than $1 million in annual compensation (including gains from the exercise of certain stock option grants). Certain performance-based compensation is exempt from this limitation if it complies with the various conditions described in Section 162(m).

The Compensation Committee intends, where appropriate, to structure compensation in a manner that causes it to qualify as performance-based compensation under Section 162(m); however, it believes that it may be appropriate from time to time to exceed the limitations on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with our best interests and our shareholders, and reserves the authority to approve non-deductible compensation in appropriate circumstances.

Executive Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE EXECUTIVE COMPENSATION COMMITTEE

Glenda J. Flanagan
Thomas N. Tryforos
Scott J. Vassalluzzo (Chair)

SUMMARY COMPENSATION TABLE

The following table sets forth certain summary information for the year indicated concerning the compensation awarded to, earned by, or paid to the Chief Executive Officer, the Chief Financial Officer, and our other three most highly compensated executive officers who were serving as executives as of December 31, 2010.

Name and Principal Position	Year	Salary	Stock Awards (a)	Non-Equity Incentive Plan Compensation (b)	All Other Compensation (c)	Total
Donald A. Foss	2010	$475,000	$-	$-	$3,675	$478,675
Chairman of the Board	2009	475,000	-	-	2,450	477,450
	2008	475,000	-	-	1,250	476,250

Brett A. Roberts	2010	$800,000	$-	$-	$7,350	$807,350
Chief Executive Officer	2009	800,000	-	-	5,385	805,385
	2008	800,000	-	-	-	800,000

Steven M. Jones	2010	$551,250	$-	$-	$4,900	$556,150
President	2009	525,000	1,567,835	-	-	2,092,835
	2008	500,000	1,793,000	578,250	-	2,871,250

John P. Neary (d)	2010	$350,000	$-	$175,000	$10,683	$535,683
Chief Information Officer

Kenneth S. Booth	2010	$358,312	$-	$143,325	$13,133	$514,770
Chief Financial Officer	2009	341,250	103,784	136,500	11,444	592,978
	2008	325,000	326,404	130,000	2,707	784,111

(a)
The amounts reported in this column represent the aggregate grant date fair value of any stock awards granted during the fiscal years ended December 31, 2010, 2009 and 2008.  The grant date fair value was determined using the average of the high and low market prices of our common stock reported on Nasdaq as of the grant date of the awards.

(b)
The amounts in this column were determined and approved by the Compensation Committee during February 2011, 2010, and 2009 for the years ended December 31, 2010, 2009, and 2008, respectively, and paid out shortly thereafter.

(c)
The amounts disclosed in this column consist of our matching contribution for the 401(k) Profit Sharing Plan.  Additionally, the amounts include payments under the Credit Acceptance Corporation Profit Sharing Variable Compensation Program, available to all team members except the Chairman of the Board, Chief Executive Officer, and President.  This program is designed to reward team members for increased Company profitability by way of a quarterly payment.  The cost of perquisites provided by us during the years ended December 31, 2010, 2009 and 2008 to the named executive officers did not exceed $10,000.

(d)	Mr. Neary was not a named executive officer prior to fiscal year 2010. Accordingly, only his compensation for fiscal year 2010 is included in the table.

2010 GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning each grant of an award made to the named executive officers listed below in 2010.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)
Name	Threshold ($)	Target ($)	Maximum ($)
John P. Neary	$-	$175,000	$210,000
Kenneth S. Booth	-	143,325	214,987

(a)
The amounts were determined in accordance with the formulas determined by the Compensation Committee in accordance with the named executive officers’ incentive compensation plans.  The cash bonus plan for Messrs. Neary and Booth combines individual and Company performance.  They receive a percentage of their base salary as a cash bonus depending on the annual percentage growth in adjusted economic profit, as disclosed in our annual earnings release, generated by us in the current year and individual performance.  Cash bonus amounts fall into the following three categories:

Annual Percentage Growth in Adjusted Economic Profit	Cash Bonus Award Range
exceeds 10%	0% to 60%
greater than 0% but less than 10%	0% to 45%
less than 0%	0% to 30%

In 2010, the annual percentage growth in adjusted economic profit exceeded 10%.  Messrs. Neary and Booth earned cash bonus amounts of $175,000 and $143,325, respectively, which were paid out in February 2011.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR-END

The following table provides information with respect to unexercised options and shares of restricted stock and restricted share units held by the named executive officers as of December 31, 2010.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (c)
Brett A. Roberts (a)	40,494	$9.250	01/02/12
	40,509	9.885	01/02/12
				120,000	$7,532,400
Steven M. Jones	-	$-
				138,662	$8,703,814
John P. Neary	-	$-
				23,244	$1,459,026
Kenneth S. Booth	4,805	$17.045	02/27/14
				22,342	$1,402,407

(a)
Pursuant to a divorce decree, on December 1, 2010, Mr. Roberts transferred to his ex-wife an employee stock option to purchase 176,234 shares of issuer common stock originally granted to Mr. Roberts on January 2, 2002 and 90,000 vested RSUs originally granted to Mr. Roberts on February 22, 2007.  The transferred employee stock option and vested RSUs are excluded from the number of outstanding equity awards indicated in the table above.

(b)
Represents shares of restricted stock and RSUs granted under the Incentive Plan.  Restricted stock has time-based vesting requirements and will vest in three equal installments on the anniversary of the grant date, beginning on the first anniversary of the grant date, provided that the named executive officer is employed with us through those dates.

RSUs granted to the named executive officers have performance-based vesting requirements.  Each year during the performance period, 20% of the RSUs are eligible to vest as follows:

•	100% of the RSUs eligible to vest will vest if the compounded annual growth rate in adjusted economic profit is 10% or greater;
•	50% of the RSUs eligible to vest will vest if the compounded annual growth rate in adjusted economic profit is greater than 0% but less than 10%;
•	Otherwise 0% of the RSUs eligible to vest will vest;
•	In years 2 through 5 of the performance period, if the compounded annual growth rate in adjusted economic profit is 10% or greater, then all the RSUs that did not vest in prior years will also vest.
•
In years 2 through 5 of the performance period, if the compounded annual growth rate in adjusted economic profit is less than 10% and the number of previously vested RSUs exceeds the current vesting calculation, then no additional RSUs will vest.

(c)	Value is equal to the closing market price reported on Nasdaq of $62.77 per share as of December 31, 2010, multiplied by the number of shares of unvested restricted stock and RSUs held.

2010 OPTION EXERCISES AND STOCK VESTED

The following table provides information with respect to options exercised and shares acquired on vesting by the named executive officers during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (a)	Value Realized on Vesting ($) (b)
Brett A. Roberts	195,232	$8,730,961	113,138	$3,220,652
Steven M. Jones	-	-	47,769	1,735,323
John P. Neary	-	-	6,979	279,172
Kenneth S. Booth	3,000	95,615	14,084	425,222

(a)
Includes the vesting of time-based restricted stock and RSUs. The value realized on the vesting of 60,000, 30,000, 5,000, and 4,500 RSUs is deferred for Messrs. Roberts, Jones, Neary, and Booth, respectively, until the RSUs are distributed.  The distribution date for the vested RSUs is February 22, 2014 for Mr. Roberts and any value will be realized upon the delivery of the shares.  The distribution date for the vested RSUs is February 22, 2016 for Messrs. Jones, Neary, and Booth and any value will be realized upon the delivery of the shares.

(b)
The amounts are calculated based on the closing price reported on Nasdaq as of the date vested, or the business day preceding the scheduled vesting date if the scheduled vesting occurs on a weekend or holiday.

2010 NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($) (a)	Aggregate Withdrawals / Distributions ($) (b)	Aggregate Balance at Last Fiscal Year-End ($) (c)
Brett A. Roberts	$-	$-	$6,121,800	$(5,570,100)	$13,181,700
Steven M. Jones	-	-	3,100,500	-	9,415,500
John P. Neary	-	-	516,750	-	1,569,250
Kenneth S. Booth	-	-	465,075	-	1,412,325

(a)
The amounts relate to RSUs granted prior to December 31, 2009 which are settled in shares on a date that is later than the date on which they vest and are more fully described in the Compensation Discussion and Analysis section of this Proxy Statement.  The reported amount of aggregate earnings is calculated based on the number of RSUs awarded to the individual multiplied by the difference between the closing market price reported on Nasdaq of $62.77 per share as of December 31, 2010 and $42.10 per share as of December 31, 2009, less the difference between the closing market price as of December 31, 2010 and the closing market price on the date of any aggregate withdrawals or distributions.

(b)
Pursuant to a divorce decree, on December 1, 2010, Mr. Roberts transferred to his ex-wife 90,000 vested RSUs originally granted to Mr. Roberts on February 22, 2007.  The aggregate withdrawals/distributions reported is calculated based on the number of transferred RSUs multiplied by closing market price reported on Nasdaq of $61.89 per share as of December 1, 2010.

(c)
The grants of these RSUs were disclosed in the Summary Compensation Table and Grant of Plan Based Awards table in the year of grant.  Such amounts do not represent additional compensation.  The RSUs earned and the RSUs that are still subject to forfeiture for each individual during the associated performance period are as follows as of December 31, 2010:

	Aggregate Balance at Last Fiscal Year-End
Name	Earned ($)	Subject to Forfeiture ($)	Total ($)
Brett A. Roberts (a)	$5,649,300	$7,532,400	$13,181,700
Steven M. Jones	1,883,100	7,532,400	9,415,500
John P. Neary	313,850	1,255,400	1,569,250
Kenneth S. Booth	282,465	1,129,860	1,412,325

(a)
Pursuant to a divorce decree, on December 1, 2010, Mr. Roberts transferred to his ex-wife 90,000 vested RSUs originally granted to Mr. Roberts on February 22, 2007.  The aggregate balance has been calculated based on the difference between the initial number of RSUs granted and the number of RSUs transferred, multiplied by the closing market price reported on Nasdaq of $62.77 per share as of December 31, 2010.

POTENTIAL PAYMENTS ON TERMINATION/CHANGE IN CONTROL

None of our named executive officers have individual agreements with us providing for cash severance payments or benefits continuation on termination of employment prior to or following a change in control.  If a named executive officer terminates employment for any reason prior to the lapse of the restricted period for restricted stock or the vesting period for RSU awards, any restricted stock or unvested RSU awards shall be forfeited.  The Compensation Committee may waive or change the remaining restrictions or add additional restrictions with respect to any restricted stock or RSU award that would otherwise be forfeited, as it deems appropriate.

The following table sets forth the potential amounts payable to our named executive officers in the event of a change in control with respect to restricted stock and restricted stock unit awards held by our named executive officers as of December 31, 2010:

	Accelerated Vesting of Equity Awards (a)
Name	Restricted Stock	Unvested Restricted Stock Units (b)	Total
Brett A. Roberts	$-	$7,532,400	$7,532,400
Steven M. Jones	1,171,414	7,532,400	8,703,814
John P. Neary	203,626	1,255,400	1,459,026
Kenneth S. Booth	272,547	1,129,860	1,402,407

(a)
In the event of a change in control, the restrictions applicable to restricted stock and granted RSUs shall lapse, the performance goals shall be deemed to have been achieved at target levels, and all other terms and conditions shall be deemed to have been satisfied.  Payment shall be made in cash within 30 days following the effective date of the change in control.

The amounts reported are calculated based on the number of unvested shares held by each named executive officer multiplied by closing market price reported on Nasdaq of $62.77 per share as of December 31, 2010.

(b)
In addition to the awards set forth in this table, upon termination of employment for any reason, our named executive officers are eligible for payment of vested RSUs at the time that they would have received payment absent termination.

2010 DIRECTOR COMPENSATION

In 2010, our non-employee directors received a quarterly retainer or a payment for each meeting attended, as well as reimbursement for travel related expenses. Ms. Flanagan and Mr. Vassalluzzo each received a quarterly retainer of $12,500 and Mr. Tryforos received a payment of $1,500 for each Board meeting attended and $500 for each committee meeting attended.  Non-employee directors are eligible to participate in our Incentive Plan.  In September 2009, Ms. Flanagan and Mr. Vassalluzzo were each awarded 9,125 RSUs.  The RSUs have the same terms as those granted to Mr. Roberts, as previously described, with the exception of the performance period and distribution date.  The RSUs will vest based on adjusted economic profit results for 2009 through 2013 and any vested RSUs will be distributed on February 22, 2016.  In 2010, under the formula described above, the compounded annual growth rate in adjusted economic profit was greater than 10%, so 100% of the 1,825 RSUs eligible to vest for both Ms. Flanagan and Mr. Vassalluzzo were vested upon the approval of the Compensation Committee in February 2011.  As of the Record Date, 3,650 of the 9,125 RSUs awarded to both Ms. Flanagan and Mr. Vassalluzzo have vested.  Directors who are our employees are not compensated for their services as a director.  The following table sets forth certain information regarding the compensation earned during 2010 by each non-employee director who served on our Board in 2010.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (a)	Total ($)
Glenda J. Flanagan (b)	$50,000	$-	$50,000
Thomas N. Tryforos	21,000	-	21,000
Scott J. Vassalluzzo (c)	50,000	-	50,000

(a)	There were no stock awards granted during the fiscal year ended December 31, 2010.

(b)	As of December 31, 2010, Ms. Flanagan had 100,000 stock options outstanding and exercisable. Additionally, she had 1,825 vested RSUs and 7,300 unvested RSUs outstanding.

(c)	As of December 31, 2010, Mr. Vassalluzzo had 1,825 vested RSUs and 7,300 unvested RSUs outstanding.

PROPOSAL #2- ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to SEC rules, we are including this proposal to enable our shareholders to provide an advisory vote on the compensation of our named executive officers.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As described in detail under the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation programs are designed to align the interest of our executives with those of our shareholders by rewarding performance that meets or exceeds established goals. Our executive compensation program is designed to attract and retain our named executive officers and reward outstanding financial performance.  We feel that our executive compensation programs achieve these goals as intended and the Board recommends a vote FOR the resolution set forth below indicating approval of the compensation of our named executive officers.  Executed proxies will be voted FOR the approval of the advisory vote on executive compensation unless shareholders specify otherwise in their proxies.  This proposal, commonly known as a “Say-on-Pay” proposal, provides shareholders the opportunity to indicate their support of the compensation we pay to our named executive officers through the following resolution:

“Resolved, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure contained in this Proxy Statement.”

This vote on executive compensation is advisory and not binding.  However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

PROPOSAL #3 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

Pursuant to SEC rules, we are including this proposal to enable our shareholders to indicate how frequently we should seek future advisory votes on the compensation of our named executive officers.  The Board recommends the frequency of the shareholder vote on the compensation of our named executive officers should be once every year. In voting on this proposal, shareholders may indicate their preference as to whether the advisory vote on the compensation of the our named executive officers should occur (a) once every year, (b) once every two years or (c) once every three years or abstain from voting. Executed proxies will be voted FOR an advisory vote on executive compensation to occur EVERY YEAR unless shareholders specify otherwise in their proxies.

We view the compensation of our named executive officers as an essential part of our strategy to maximize the performance of the business and deliver enhanced value to our shareholders. We believe that a vote every year will permit us to focus on developing compensation practices that are in the best long-term interests of our shareholders. We believe this approach will more closely align with the interests of shareholders by giving shareholders the opportunity to vote on the compensation decisions made by the Compensation Committee each year.  The Board believes that a vote every year provides the most direct communication and clarity and avoids delays.

The voting frequency option that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding, the Board may decide that it is in the best interests of our shareholders and us to hold an advisory vote on executive compensation on a different schedule than the option selected by our shareholders.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

In the normal course of our business, affiliated dealer-partners assign consumer loans to us under the portfolio and purchase programs.  Dealer loans and purchased loans with affiliated dealer-partners are on the same terms as those with non-affiliated dealer-partners.  Affiliated dealer-partners are comprised of dealer-partners owned or controlled by: (1) Mr. Foss; and (2) a member of Mr. Foss’ immediate family.

Affiliated dealer loan balances were $9.0 million and $12.7 million as of December 31, 2010 and 2009, respectively.  Affiliated dealer loan balances were 0.8% and 1.5% of total consolidated dealer loan balances as of December 31, 2010 and 2009, respectively.  A summary of related party loan activity is as follows:

(In thousands)	For the Years Ended December 31,
	2010		2009		2008
	Affiliated dealer-partner activity	% of consolidated	Affiliated dealer-partner activity	% of consolidated	Affiliated dealer-partner activity	% of consolidated
Dealer loan revenue	$3,097	1.0%	$3,714	1.5%	$4,045	1.9%
New consumer loan assignments (1)	3,473	0.4%	5,690	0.9%	9,854	1.3%
Accelerated dealer holdback payments	285	0.9%	287	1.6%	471	2.6%
Dealer holdback payments	1,788	4.0%	1,787	4.0%	2,121	3.6%

(1)
Represents advances paid to dealer-partners on consumer loans assigned under our portfolio program and one-time payments made to dealer-partners to purchase consumer loans assigned under our purchase program.

Mr. Foss has indirect control over entities that, in the past, offered secured lines of credit to automobile dealers, and has the right or obligation to reacquire these entities under certain circumstances until December 31, 2014 or the repayment of the related purchase money note.

In accordance with its written charter, the Audit Committee reviews and approves all of our transactions with directors and executive officers and with firms that employ directors, as well as any other material related party transactions. Any such transactions would be reviewed by the Audit Committee in light of whether it resulted in a conflict of interest for the individual and whether such transaction is fair to us and in our best interest.  The terms of the transactions described above were previously approved by the Audit Committee; therefore, the Audit Committee does not intend to re-approve these transactions and relationships unless they no longer occur in the ordinary course of our business and the terms change such that the transactions no longer occur on the same terms as transactions with non-affiliated dealer-partners.

INDEPENDENT ACCOUNTANTS

PROPOSAL #4 - RATIFICATION OF GRANT THORNTON

The following sets forth information as to Grant Thornton, our independent registered public accounting firm. The Board recommends a vote FOR ratifying the selection of Grant Thornton as our independent registered public accounting firm for 2011. Executed proxies will be voted FOR the ratification of Grant Thornton as our independent registered public accounting firm for 2011 unless shareholders specify otherwise in their proxies.  The ratification of the independent registered public accounting firm requires a majority of the votes cast. Abstentions will be treated as shares present for purposes of determining the presence of a quorum and, because the approval of the ratification of Grant Thornton as our independent registered public accounting firm for 2011 requires the affirmative vote of a majority of the votes cast at the Annual Meeting, abstentions will have the same effect as a vote against the ratification of Grant Thornton as our independent registered public accounting firm for 2011.

Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of Grant Thornton to our shareholders for ratification as a matter of good corporate practice.  Should the shareholders fail to provide such ratification, the Audit Committee will reconsider its approval of Grant Thornton as the independent registered public accountants for 2011.  Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our and our shareholders’ best interests.

General

The Audit Committee has appointed Grant Thornton as our independent accountants to perform an integrated audit of our consolidated financial statements and the effectiveness of our internal controls over financial reporting for 2011.  Grant Thornton has served as our independent accountants since their appointment by the Audit Committee on July 20, 2005, and acted as our independent accountant in 2010 to audit the financial statements included in our Annual Reports on Form 10-K for the year ended December 31, 2010.  Representatives of Grant Thornton will be present at the meeting to respond to questions from the shareholders and will be given the opportunity to make a statement.

Change in Independent Accountants

There has been no change in our independent registered public accounting firm for any of the periods presented in this proxy statement.

Fees Paid to Independent Accountants

The following table provides a summary of the aggregate fees billed by Grant Thornton for 2010 and 2009 (in thousands):

Description	2010	2009
Audit fees (a)	$520	$723
Audit-related fees (b)	75	80
Tax fees	-	-
All other fees	-	-
Total fees	$595	$803

(a)
Includes fees for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal controls over financial reporting, and the review of our interim consolidated financial statements.  Also included in the 2009 fees are fees for a statutory audit in Ireland and comfort letter procedures.

(b)	Includes fees for agreed-upon procedures for our debt secured financings and the audit of our employee benefit plan.

The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of Grant Thornton and satisfied itself as to the maintenance of the auditors’ independence.

Policy for Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit services and all non-audit services that our independent accountants are permitted to perform for us under applicable federal securities regulations.  The Audit Committee’s policy utilizes an annual review and general pre-approval of certain categories of specified services that may be provided by the independent accountants, up to predetermined fee levels.  Any proposed services not qualifying as a pre-approved specified service, and pre-approved services exceeding the predetermined fee levels, require further specific pre-approval by the Audit Committee.  The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services proposed to be performed by the independent accountants.  All services provided by our independent auditors were pre-approved by the Audit Committee.  The policy has not been waived in any instance.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms received and written representations from certain reporting persons, we believe that all filing requirements applicable to our officers, directors, and greater than 10% beneficial owners were complied with for the year ended December 31, 2010 except that Messrs. Booth, Busk, Jones, and Pearce were each late in reporting one Form 4 related to the surrender of shares to cover payroll taxes associated with the vesting of shares and Mr. Roberts was late reporting one Form 4 related to a transfer of stock options and a transfer of RSUs.

OTHER BUSINESS MATTERS

The only matters that management intends to present to the meeting are set forth in the Notice of Annual Meeting.  Management knows of no other matters which will be brought before the meeting by any other person.  However, if any other matters are properly brought before the meeting, the persons named on the form of proxy intend to vote on such matters in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINEES FOR 2012 ANNUAL MEETING

Shareholder Proposals

Proposals by shareholders which are intended to be presented at the 2012 Annual Meeting of Shareholders must be submitted to our Corporate Secretary no later than December 9, 2011 in order to be considered for inclusion in our 2012 proxy materials.  We expect the persons named as proxies for the 2012 Annual Meeting of Shareholders to use their discretionary voting authority, to the extent permitted by law, with respect to any proposal presented at that meeting by a shareholder who does not provide us with written notice of such proposal on or before February 22, 2012.

Shareholder Nominees

Shareholders desiring to recommend candidates for consideration and evaluation by the Nominating Committee for the 2012 Annual Meeting should submit such recommendations to our Chief Legal Officer and Corporate Secretary not later than October 28, 2011.  The recommendation should be accompanied by (i) the name and address of the shareholder recommending the candidate, (ii) evidence of the shareholder’s ownership of Company shares along with an undertaking that the shareholder will continue to own such shares through the date of the Annual Meeting, (iii) all information regarding the candidate that would be required to be disclosed in our Annual Meeting Proxy Statement if the candidate is nominated by the Board, and (iv) the candidate’s consent to serve as a director if elected.  Our Chief Legal Officer and Corporate Secretary will forward any recommendations to the Nominating Committee.  The Nominating Committee may seek additional biographical and background information from any candidate that must be received on a timely basis to be considered by the Nominating Committee.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, required to be filed with the SEC, without exhibits, will be furnished without charge to any shareholder of record or beneficial owner of common shares upon written request to our Corporate Secretary at the address on the notice of Annual Meeting accompanying this Proxy Statement.

By Order of the Board of Directors,
Charles A. Pearce
Chief Legal Officer and Corporate Secretary

April 7, 2011

Credit Acceptance
We change lives!

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2011.

Vote by Internet

- Log on to the Internet and go to **www.envisionreports.com/CACC**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Shareholders Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees, FOR Proposal 2, 1 YEAR for Proposal 3, and FOR Proposal 4.

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Donald A. Foss	☐	☐	02 - Glenda J. Flanagan	☐	☐	03 - Brett A. Roberts	☐	☐
04 - Thomas N. Tryforos	☐	☐	05 - Scott J. Vassalluzzo	☐	☐			

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	1 Yr	2 Yrs	3 Yrs	Abstain
3. Advisory vote on the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Shareholders Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Credit Acceptance
We change lives!

Proxy – Credit Acceptance Corporation

Notice of 2011 Annual Meeting of Shareholders

25505 West Twelve Mile Road, Southfield, Michigan 48034
Proxy Solicited by Board of Directors for Annual Shareholders Meeting - May 19, 2011

The undersigned hereby constitutes and appoints Charles A. Pearce and Brett A. Roberts, and each of them, attorneys and proxies, with the power of substitution in each of them, to vote all the shares of Common Stock of Credit Acceptance Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Corporation to be held on May 19, 2011 at 8:00 a.m., local time, and at any adjournments or postponements thereof, upon all matters properly coming before the meeting including, without limitation, those set forth in the related Notice of Meeting and Proxy Statement. This Proxy, when properly executed, will be voted in the manner directed. **IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2, 1 YEAR FOR PROPOSAL 3, AND FOR PROPOSAL 4 ON THE REVERSE SIDE.** In their discretion, to the extent permitted by law, the proxies are also authorized to vote upon such other matters as may properly come before the meeting, including the election of any person to the Board of Directors where a nominee named in the Proxy Statement dated April 7, 2011 is unable to serve or, for good cause, will not serve. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement dated April 7, 2011, and the 2010 Annual Report to Shareholders, and ratifies all that the proxies or either of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

(Items to be voted appear on reverse side.)